Exhibit 99.1

Martha Stewart Living Omnimedia Reports First Quarter 2014 Results

NEW YORK, May 6, 2014 /PRNewswire/ - Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the first quarter ended March 31, 2014. The Company reported revenue for the first quarter of $33.3 million.

Dan Dienst, Chief Executive Officer, said, “First quarter results reflect the current transition underway at the Company as we start to benefit from the significant changes we made at the end of 2013 to realign our business. We still have work to do but are encouraged by the early results of these decisions. Our efforts in 2014 are now keenly focused on growing our business across all verticals and with existing and new partners. As a company of ideas and inspirations, we are excited about the future growth for our peerless brand.”

First Quarter 2014 Summary

Revenues totaled $33.3 million in the first quarter of 2014, compared to $37.2 million in the first quarter of 2013, due largely to lower digital and print advertising revenues.

Total operating loss for the first quarter of 2014 was $(2.2) million compared to a loss of $(3.0) million in the prior-year period. The first quarter of 2013 included a net gain on the sale of a subscriber list of $2.7 million.

Basic and diluted net income per share was $(0.05) for both the first quarter of 2014 and 2013. Included in this year’s first quarter results is the planned $2.1 million accelerated amortization related to vacating space in the Company’s headquarters.

First Quarter 2014 Results by Segment

Three Months Ended March 31,

(unaudited, in thousands)

	2014	2013
REVENUES
Publishing	$19,506	$24,482
Merchandising	13,084	11,507
Broadcasting	678	1,235

Total Revenues	$33,268	$37,224

OPERATING (LOSS) / INCOME
Publishing	$(2,750)	$(990)
Merchandising	9,300	5,686
Broadcasting	193	961
Corporate	(8,933)	(8,702)

Total Operating Loss	$(2,190)	$(3,045)

Recent Business Highlights

•	MSLO’s media properties have been nominated and have won several prestigious awards this quarter: Martha Stewart’s Cooking School recently won a James Beard Award, which is the highest honor for food and beverage professionals; Martha Stewart Living was nominated for two National Magazine Awards, for General Excellence (Service & Lifestyle) and for Design; Martha Stewart Living was also named a Society of Publication Designers’ Medal Finalist, which is the world’s most prestigious editorial design competition; and MSLO recently won a Webby People’s Voice Award in the lifestyle category and was also nominated for two of Media Industry Newsletter’s Digital Awards - both are top honors in the digital industry.

•	We continue to have a growing presence on PBS as the third season of Martha Bakes began airing last month. Together, Martha Bakes and Martha’s Cooking School draw a total of 1.8 million viewers a week.

Publishing

Revenues in the first quarter of 2014 were $19.5 million, compared to $24.5 million in the prior year’s first quarter. The decline in revenue is due to lower digital advertising revenue and the absence of Whole Living, a supplement issue of Everyday Food and a special issue publication in the quarter.

Operating loss was $(2.8) million for the first quarter of 2014, compared to $(1.0) million in the prior year. Last year’s first quarter results included the non-recurring gain of $2.7 million associated with the sale of our Whole Living subscriber list.

Merchandising

Revenues increased 14% to $13.1 million for the first quarter of 2014, as compared to $11.5 million in the prior year’s first quarter, due mainly to non-cash revenue from J.C. Penney’s return of MSO shares and the recognition of J.C. Penney’s minimum royalties with no comparable revenue in the first quarter of 2013.

Operating income was $9.3 million for the first quarter of 2014 as compared to $5.7 million in the first quarter of 2013.

Broadcasting

Revenue in the first quarter of 2014 was $0.7 million, compared to $1.2 million in the first quarter of 2013, primarily due to non-recurring revenue components in the prior year related to our historical Broadcasting operations.

Operating income was $0.2 million for the first quarter of 2014 compared to operating income of $1.0 million in the first quarter of 2013.

Corporate

Corporate expenses were $(8.9) million in the first quarter of 2014 compared to $(8.7) million in the prior year’s quarter, due to the expected $2.1 million charge of accelerated amortization related to vacating space in the Company’s headquarters.

The Company will host a conference call with analysts and investors on May 6, 2014 at 8:30am EDT that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through May 20, 2014.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and well-designed, high-quality products. MSLO is organized into the following business segments: Publishing, Merchandising and Broadcasting. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

This press release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “continue,” “potential” or similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements.

Such forward-looking statements include: the continued success of our brands and the reputation and popularity of Martha Stewart and Emeril Lagasse; adverse reactions to publicity relating to Ms. Stewart or Mr. Lagasse by consumers, advertisers and business partners; loss of the services of Ms. Stewart or Mr. Lagasse; continued management turnover; our ability to successfully implement our growth strategies; our ability to develop new or expand existing merchandising and licensing programs or the loss or failure of existing programs, including as a result of litigation or disputes with our partners; failure to predict, respond to and influence trends in consumer taste; our inability to successfully and profitably develop or introduce new products and services; softening of or increased competition for advertising revenues, including increased competitive pressure on digital display advertising rates as a result of programmatic buying of advertising inventory; inability to successfully capitalize on digital, mobile and video initiatives, including establishing relationships with additional distribution partners; our ability to drive and retain visitors to our digital platforms and to effectively monetize our digital platforms; disruption in the industries in which our publishing and digital third-party vendors operate; continued weak and uncertain worldwide economic conditions; increases in paper, postage, freight or printing costs; weakening in circulation, particularly in newsstand sales; failure to protect our intellectual property; and failure to realize expected efficiencies and benefits from our restructuring activities.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s website at http://www.sec.gov/.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended March 31,

(unaudited, in thousands, except share and per share amounts)

	2014	2013
REVENUES
Publishing	$19,506	$24,482
Merchandising	13,084	11,507
Broadcasting	678	1,235

Total revenues	33,268	37,224

Production, distribution and editorial	(15,413)	(20,614)
Selling and promotion	(8,097)	(9,651)
General and administrative	(8,909)	(11,203)
Depreciation and amortization	(3,039)	(967)
Restructuring charges	—	(523)
Gain on sale of subscriber list, net	—	2,689

OPERATING LOSS	(2,190)	(3,045)
Interest income, net	62	204
Other expense, net	(494)	(70)

LOSS BEFORE INCOME TAXES	(2,622)	(2,911)
Income tax benefit / (provision)	19	(362)

NET LOSS	$(2,603)	$(3,273)

LOSS PER SHARE - BASIC AND DILUTED
Net loss	$(0.05)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	56,680,826	67,241,626

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,014	$21,884
Short-term investments	42,107	19,268
Restricted cash and investments	5,015	5,072
Accounts receivable, net	19,795	39,694
Paper inventory	2,034	2,901
Other current assets	3,076	3,876

Total current assets	90,041	92,695

PROPERTY AND EQUIPMENT, net	5,209	7,961
GOODWILL	850	850
OTHER INTANGIBLE ASSETS, net	45,200	45,200
OTHER NONCURRENT ASSETS	1,548	1,661

Total assets	$142,848	$148,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$11,828	$12,464
Accrued payroll and related costs	5,174	8,665
Current portion of deferred subscription revenue	7,020	7,632
Current portion of other deferred revenue	20,052	17,227

Total current liabilities	44,074	45,988

DEFERRED SUBSCRIPTION REVENUE	2,817	3,587
OTHER DEFERRED REVENUE	15,212	17,307
DEFERRED INCOME TAX LIABILITY	7,040	7,094
OTHER NONCURRENT LIABILITIES	3,889	3,916

Total liabilities	73,032	77,892

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 31,218,064 and 30,704,491 shares issues in 2014 and 2013, respectively; 31,158,664 and 30,645,091 shares outstanding in 2014 and 2013, respectively	312	307
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 25,734,625 and 25,984,625 shares issued and outstanding in 2014 and 2013, respectively	257	260
Capital in excess of par value	343,702	342,213
Accumulated deficit	(273,654)	(271,051)
Accumulated other comprehensive loss	(26)	(479)

	70,591	71,250

Less: Class A treasury stock - 59,400 shares at cost	(775)	(775)

Total shareholders’ equity	69,816	70,475

Total liabilities and shareholders’ equity	$142,848	$148,367

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 212-827-8348, knash@marthastewart.com